Exhibit 99

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
(661) 255-4064

	Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL RANCH SPECIFIC PLAN APPROVED

NEWHALL LAND REACHES TENTATIVE SETTLEMENT AGREEMENT

VALENCIA, California, May 28, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced that the Los Angeles County Board of Supervisors approved the Newhall Ranch Specific Plan on May 27, 2003.

In an unrelated matter, the Company announced that it has reached a tentative settlement with Kerr-McGee Corporation, Kerr-McGee Oil & Gas Onshore, LLC, Kerr-McGee Oil & Gas Onshore, LP (collectively “Kerr-McGee”) and Medallion California Properties Company (“Medallion”) to resolve the pending litigation among the parties initiated by Newhall Land in early 2001.

Newhall Ranch Specific Plan

The Board of Supervisors approved the General-Plan and Sub-Plan Amendment, Zone Change, Conditional Use Permit and the Final Environmental Impact Report relating to the Newhall Ranch Specific Plan.  The next step in the process is to return to the Kern County Superior Court for a ruling on the issues that were the subject of the additional analysis.  The Company continues to work on developing subdivision maps and applications for permits, which need to be approved before development can occur.  Initial development is currently expected to begin in 2006.

Gary M. Cusumano, president and chief executive officer, said, “We are pleased with the Board’s decision yesterday as it is an important milestone in the entitlement process for Newhall Ranch.  This critical step moves Los Angeles County closer to providing at least a partial solution to its severe housing shortage.  Our focus now for Newhall Ranch is on returning to Court for a ruling on the issues subject to further analysis.”

Planned as a single community consisting of five distinct lifestyle villages, Newhall Ranch is destined to be one of the largest master-planned communities in Los Angeles County.   Encompassing 19 square miles, Newhall Ranch will take shape as a self-contained community in a natural, open setting.  The Specific Plan allows for the development of up to 20,885 housing units and 5.5 million square feet of commercial, industrial and office space.  In addition, over half of the site, or approximately 6,000 acres, will be preserved as open space.

Tentative Settlement Resolving Pending Litigation with Kerr-McGee and Medallion

The pending litigation was initiated by Newhall Land in early 2001 and relates to claims resulting from oil and gas operations conducted on Newhall’s property under the provisions of an oil and gas lease.

On May 20, 2003 the Los Angeles County Superior Court granted a stay of the case until July 15, 2003, to allow the parties time to document the details and execute a definitive settlement agreement.  The key terms of the tentative settlement address the level of property restoration to be performed by the defendants, timing and financial security provided to Newhall Land to assure completion of the restoration of the property.  In addition, Newhall Land will recover a portion of its expenses incurred in pursuing the lawsuit.  Upon execution of a definitive settlement agreement, which is presently anticipated to be completed later this summer, the pending actions will be dismissed and restoration operations will commence.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 36,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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